BANKWELL FINANCIAL GROUP ANNOUNCES REGULATORY APPROVALS FOR QUINNIPIAC TRANSACTION

- Quinnipiac shareholders to vote on merger September 24, 2014 -

NEW CANAAN, Conn. (September 16, 2014) – Bankwell Financial Group, Inc. (NASDAQ: BWFG) (“Bankwell”) announced today that it has received all regulatory approvals required for the merger of Quinnipiac Bank and Trust Company (“Quinnipiac”) into Bankwell’s subsidiary, Bankwell Bank. There were no unusual conditions in the approvals. The remaining merger condition is approval from Quinnipiac shareholders at their scheduled meeting on September 24, 2014.

“Bankwell is pleased to have secured all regulatory approvals for our merger and we look forward to Quinnipiac shareholders approving the merger at their meeting on September 24,” said Blake S. Drexler, Executive Chairman of Bankwell and Bankwell Bank.  “Together, we will continue to be the hometown bank serving the local community, but with a much greater array of services to offer individuals and businesses.”

The merger is anticipated to close on or about October 1, 2014, assuming Quinnipiac shareholder approval.

About Bankwell Financial Group
Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield County, CT. For more information, visit www.mybankwell.com

Media Contact:
Diane Knetzger
203-652-6319
dknetzger@mybankwell.com

This press release may contain certain forward-looking statements about Bankwell. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Bankwell and its subsidiaries are engaged.